Exhibit 8.2

[Ballard Spahr Letterhead]

June 15, 2007

Digene Corporation

1201 Clopper Road

Gaithersburg, MD 20878

Ladies and Gentlemen:

We have acted as counsel to Digene Corporation, a Delaware corporation (“Digene”), in connection with the offer (the “Offer”) of QIAGEN N.V., a public limited liability company (Naamloze Vennootschap) organized in the Kingdom of the Netherlands (“QIAGEN”) and its wholly owned subsidiary, QIAGEN North American Holdings, Inc. (“QNAH”), to exchange QIAGEN ordinary shares and/or cash for shares of common stock of Digene and the planned merger (the “Merger”) of Digene with and into Qiagen Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), a wholly owned, indirect subsidiary of QIAGEN, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2007 (the “Merger Agreement”), among QIAGEN, QNAH, Merger Sub and Digene (collectively, the “Parties”), as described in the prospectus of QIAGEN contained in the registration statement on Form F-4 filed by QIAGEN on the date hereof (the “Registration Statement”) in connection with the Offer.

In our capacity as counsel, we have examined the Registration Statement and all exhibits thereto, including the prospectus contained therein (the “Prospectus”) and the Merger Agreement. In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Parties or similarly qualified are true and correct without such qualification), (ii) the Parties will take such actions as the Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the Parties have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents presented to us as originals and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of stock of Digene that exchange their Digene stock for cash and stock of QIAGEN, solely for stock of QIAGEN, or solely for cash, in each case pursuant to the Offer, to the Merger or to both the Offer and the Merger, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus are accurate in all material respects.

Our opinion is based upon the Code, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the date hereof. We note that all such legal authorities are subject to change, either prospectively or retroactively, and we are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof which could affect our opinion. We also note that our opinion represents only counsel’s best legal judgment and is not binding on the Internal Revenue Service, which could take a position contrary to our opinion.

We express no opinion as to the accuracy of any statements of law relating to the Offer and the Merger except as set forth above, or as to any other legal matters.

This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and may not be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Digene Corporation

June 15, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP

     Ballard Spahr Andrews & Ingersoll, LLP